Exhibit 99.9

BEIJING DEHENG LAW OFFICES

October 15, 2010

Re:           Legal Opinion dated February 8, 2010

Ladies and Gentlemen:

On February 8, 2010, we issued our legal opinion (the “February 8, 2010 Legal Opinion”) as special counsel to Fujian Associated Bamboo Technology Co., Ltd. (also known as Fujian United Bamboo Technology Company Ltd.) (a subsidiary of ONE Bio, Corp.) regarding the laws of the People’s Republic of China, a copy of which is attached hereto and incorporated herein).

We hereby consent to the filing of the February 8, 2010 Legal Opinion as an exhibit to the Registration Statement filed by ONE Bio, Corp. and the use of our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement.  By giving this consent, we do not admit that we are experts with respect to any part of the registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

Beijing DEHENG Law Offices

By   /s/ Fan Zhaoxio
          Fan Zhaoxio